SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

Medivation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MEDIVATION, INC.

201 Spear Street, 3rd Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 26, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Medivation, Inc., a Delaware corporation, or the Company. The meeting will be held on Friday, June 26, 2009 at 9:00 a.m. local time at 201 Spear Street, 3rd Floor, San Francisco, California 94105 for the following purposes:

1.	To elect the Board’s nominees, Daniel D. Adams, Gregory H. Bailey, M.D., Kim D. Blickenstaff, David T. Hung, M.D. and W. Anthony Vernon, to the Board of Directors to serve until the next annual meeting and their successors are duly elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 29, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 26, 2009 at 9:00 a.m. local time at 201 Spear Street, 3rd Floor, San Francisco, California 94105.

The proxy statement and annual report to stockholders

are available at https://materials.proxyvote.com/58501N.

By Order of the Board of Directors

C. Patrick Machado

Corporate Secretary

San Francisco, California

April 30, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MEDIVATION, INC.

201 Spear Street, 3rd Floor

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

June 26, 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Medivation, Inc., or the Company, is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement, and directions to the annual meeting may be found at www.medivation.com. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about May 7, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 29, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 30,126,390 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 29, 2009 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 29, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	To elect five directors named herein to serve until the 2010 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

•	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 25, 2009 to be counted.

•

To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 25, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 29, 2009.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” the election of all five nominees for director and “For” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for its fiscal year ending December 31, 2009. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 201 Spear Street, 3rd Floor, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing and must comply with all requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, by January 6, 2010, to the Company’s Secretary at 201 Spear Street, 3rd Floor, San Francisco, California 94105. However, if the Company’s 2010 Annual Meeting of Stockholders is not held between May 27, 2010 and July 26, 2010, then the deadline will be a reasonable time prior to the time the Company begins to print and mail its proxy materials. If you wish to submit a proposal or nominate a director, not to be included in next year’s proxy materials, you must do so not later than the close of business on March 29, 2010 nor earlier than the close of business on February 26, 2010. However, if the Company’s 2010 Annual Meeting of Stockholders is not held between May 27, 2010 and July 26, 2010, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2010 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2010 Annual Meeting of Stockholders is first made. You are also advised to review our Amended and Restated Bylaws and the information under the heading “Information Regarding the Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee,” which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•

For the election of directors, the five nominees will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2 to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 30,126,390 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business may be transacted at such meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.

What proxy materials are available on the internet?

The proxy statement and the Annual Report on Form 10-K are available at https://materials.proxyvote.com/58501N. The annual report on Form 10-K is also available at www.medivation.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors consists of five directors. There are five nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. It is the Company’s policy to encourage nominees for directors to attend the Annual Meeting. All of the directors attended the 2008 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director.

Name	Age	Principal Occupation/ Position Held with the Company
Daniel D. Adams	68	President and CEO of Protein Sciences Corporation
Gregory H. Bailey, M.D.	53	Managing Partner of Palantir Group, Inc.
Kim D. Blickenstaff	56	Chairman of the Board of Medivation, Inc., President and CEO of Tandem Diabetes Care
David T. Hung, M.D.	51	President and CEO of Medivation, Inc.
W. Anthony Vernon	53	Healthcare Industry Partner of Ripplewood Holdings Inc.

Daniel D. Adams. Mr. Adams has served as a member of our Board of Directors since 2005. Mr. Adams is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Adams has been the President and Chief Executive Officer of Protein Sciences Corporation, a biopharmaceutical service company, since 1996. Mr. Adams also was a co-founder and the first Chief Executive Officer of Biogen, and the founder of Advanced Genetic Sciences, Inc., Plant Genetic Systems and Allerx, Inc. Mr. Adams holds a B.A. degree in Chemistry from Cornell University and a J.D. magna cum laude from New York University School of Law.

Gregory H. Bailey, M.D. Dr. Bailey has served as a member of our Board of Directors since 2005. Dr. Bailey is a member of our Compensation Committee and our Audit Committee. Since January 2007, Dr. Bailey has been the managing partner of Palantir Group, Inc., a biotech merchant bank. From May 2004 until January 2007, Dr. Bailey was managing director at MDB Capital Group LLC, an investment banking firm. Prior to that, Dr. Bailey was a life science analyst at Participating Capital, an investment banking firm, since 1995. Dr. Bailey holds a M.D. degree from the University of Western Ontario.

Kim D. Blickenstaff. Mr. Blickenstaff has served as a member of our Board of Directors since 2005 and as the Chairman of our Board of Directors since 2007. Mr. Blickenstaff is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Blickenstaff has been President and Chief Executive Officer of Tandem Diabetes Care, a privately held company focusing on improved insulin infusion therapy, since September 2007. From 1988 until August 2007, Mr. Blickenstaff served as Chairman and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products.

Mr. Blickenstaff is also a director of SenoRx, Inc., a developer of improved breast cancer biopsy and treatment devices, and is a member of their compensation committee. Mr. Blickenstaff was formerly a certified public accountant and has more than ten years of experience overseeing the preparation of financial statements. Mr. Blickenstaff received a B.A. from Loyola University, Chicago and an M.B.A. from the Graduate School of Business, Loyola University, Chicago.

David T. Hung, M.D. Dr. Hung has been our President and Chief Executive Officer, and a member of our Board of Directors, since December 2004. Previously, Dr. Hung served as the President and Chief Executive Officer, and member of the Board of Directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. Dr. Hung continues to serve as the President and Chief Executive Officer, and member of the Board of Directors, of Medivation Neurology, Inc. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer (1998-1999) and as President and Chief Executive Officer (1999-2001). Dr. Hung served as a consultant to Cytyc Corporation from 2001 until 2002 to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Hung is a director and member of the compensation committee of Opexa Therapeutics, Inc., formerly PharmaFrontiers Corp., a cellular therapy company. Dr. Hung received an M.D. from the University of California, San Francisco, School of Medicine, and an A.B. in Biology from Harvard College.

W. Anthony Vernon. Mr. Vernon has served as a member of our Board of Directors since 2006. Mr. Vernon is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. He has been the Healthcare Industry Partner of Ripplewood Holdings Inc. since 2006. Mr. Vernon had previously led a number of Johnson & Johnson’s largest franchises during a 24-year career at Johnson & Johnson. From 2004 until 2005, Mr. Vernon was employed as Company Group Chairman of Depuy Inc., an orthopedics company which is a subsidiary of Johnson & Johnson. From 2001 until 2004, Mr. Vernon served as President and Chief Executive Officer of Centocor, Inc., a biomedicines company which is a division of Johnson & Johnson. He has also served as President of McNeil Consumer Products and Nutritionals, Worldwide President of The Johnson & Johnson-Merck Joint Venture and as a member of Johnson & Johnson’s Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals, and Medical Devices and Diagnostics. He is also a director of several consumer, biotech and medical device companies, including Uluru Inc., NovoCure Ltd., Cord Blood Registry, Disc Dynamics Inc., and Axon Labs. Mr. Vernon also serves as a director of the Philadelphia Youth Organization, a non-profit foundation. Mr. Vernon received a B.A. from Lawrence University and an M.B.A. from the Northwestern University Kellogg Graduate School of Management.

All directors will hold office until our next Annual Meeting of Stockholders or until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

The Board of Directors Recommends

A Vote in Favor of Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Adams, Dr. Bailey, Mr. Blickenstaff, and Mr. Vernon. In making this determination, the Board of Directors found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Hung, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board of Directors met six times during the last fiscal year. Each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2008, the Company’s independent directors met three times in regularly scheduled executive sessions at which only independent directors were present. The Chairman of the Board of Directors generally presides over the executive sessions.

Information Regarding Committees of the Board of Directors

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the 2008 fiscal year for each of the Board of Directors committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Daniel D. Adams	X	*	X		X	*
Gregory H. Bailey, M.D.	X		X
Kim D. Blickenstaff	X		X		X
W. Anthony Vernon	X		X	*	X
Total meetings in fiscal 2008	4		1		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee is responsible for reviewing the work of our internal accounting processes and independent registered public accounting firm. To this end, the Audit Committee performs several functions, including meeting to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, which includes a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommending whether or not such financial statements should be included in the applicable filings. The Audit Committee has the sole authority for the appointment, compensation and oversight of our independent registered public accounting firm and approval of any significant non-audit relationship with the independent registered public accounting firm and is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee is comprised of Directors Adams, Bailey, Blickenstaff and Vernon and met four times during the 2008 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.medivation.com, however, information found on our website is not incorporated by reference into this proxy statement.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards). The Board of Directors has also determined that each of Messrs. Adams, Blickenstaff and Vernon qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including his formal education and experiences as described in their biographies included herein.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3526. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Daniel D. Adams, Chairman
Gregory H. Bailey, M.D.
Kim D. Blickenstaff
W. Anthony Vernon

(1)

“The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

Compensation Committee

The purpose of the Compensation Committee is to design (in consultation with management or the Board of Directors), recommend for approval and evaluate our compensation plans, policies and procedures, to review and approve the compensation of the executive officers and directors, and to produce an annual report on executive compensation for inclusion in our proxy materials. In carrying out these purposes, the Compensation Committee’s responsibilities include reviewing and, if necessary, revising our compensation philosophy; reviewing and approving corporate goals and objectives relating to the compensation of the chief executive officer, evaluating the performance of the chief executive officer, in light of these goals and objectives, and establishing the compensation of the chief executive officer based on such evaluation; reviewing and approving compensation for other officers and directors; reviewing any stock option, employee pension and benefit plans; reviewing the grant of perquisite benefits; reviewing executive officer and director indemnification and insurance matters; and reviewing any employee loans. The Compensation Committee has the authority to approve the compensation provided to our executive officers. The Compensation Committee retained two independent consulting firms, J. Thelander Associates and the Lapis Group, Inc., to assist it in the determination of the key elements of compensation programs, including cash and equity awards for our executive officers. Each consulting firm met with our executive officers for purposes of gathering information on proposals that management may make to the Compensation Committee, but developed its recommendations regarding specific compensation levels independently of our executive officers and provided its recommendation directly to the Compensation Committee. Reviews of compensation programs are performed annually. Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee is comprised of Directors Blickenstaff, Adams, Bailey and Vernon, each of whom is independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met once during the 2008 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.medivation.com, however, information found on our website is not incorporated by reference into this proxy statement.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2008, as well as the Compensation Committee’s processes and procedures, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Directors Blickenstaff, Adams, Bailey and Vernon. No member of the Compensation Committee is, or was, formerly one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Compensation Committee Report(2)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

W. Anthony Vernon, Chairman
Daniel D. Adams
Gregory H. Bailey, M.D.
Kim D. Blickenstaff

(2)	“The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. The Nominating and Corporate Governance Committee is comprised of Directors Adams, Blickenstaff and Vernon. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met once during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.medivation.com, however, information found on our website is not incorporated by reference into this proxy statement.

The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board of Directors. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on the Board of Directors, including the candidate’s experience in corporate governance, such as an officer or former officer of a publicly held company, experience in the Company’s industry, experience as a board member of another publicly held company and academic expertise in an area of the Company’s operations.

Prior to each Annual Meeting of Stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee considers incumbent Board of Directors members and other well-qualified individuals as potential director nominees. The Nominating and Corporate Governance Committee may retain an executive search firm to identify Board of Directors candidates, and if so, will approve the search firm’s fees and other retention terms and specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating and Corporate Governance Committee will make its recommendation to the Board of Directors. The Board of Directors will select the candidate or candidates it believes are the most qualified to recommend to the stockholders as a director nominee. Candidates recommended by a stockholder are evaluated in the same manner as candidates identified by a Board of Directors member.

To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders.

The Nominating and Corporate Governance Committee also considers director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Secretary of the Company at the following address: 201 Spear Street, 3rd Floor, San Francisco, California 94105 at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the following as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by the Company’s Amended and Restated Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected). The submission must also include the following: (a) the name and address of each proponent of each nominee, as they appear on the corporation’s books; (b) the class, series and number of shares of the corporation that are owned beneficially and of record by each proponent; (c) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (d) a representation that the proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (e) a representation as to whether the proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees; (f) to the extent known by any proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (g) a description of all derivative transactions (as defined in the Company’s Amended and Restated Bylaws) by each proponent during the previous twelve month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such derivative transactions.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any individual member of the Board of Directors, c/o the Corporate Secretary at our principal executive offices at 201 Spear Street, 3rd Floor, San Francisco, California 94105. The Corporate Secretary will review all correspondence addressed to the Board of Directors, or any individual Board of Directors member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Corporate Secretary will summarize all correspondence not forwarded to the Board of Directors and make the correspondence available to the Board of Directors for its review at the request of the Board of Directors. The Corporate Secretary will forward stockholder communications to the Board of Directors prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Code of Ethics

The Company has adopted a written code of business conduct and ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons serving similar functions. The code of business conduct and ethics is available on the Company’s website at www.medivation.com. If we make any substantive amendments to our code of business conduct and ethics or grant to any of our directors or executive officers any waiver, including any implicit waiver, from a provision of our code of business conduct and ethics, we will disclose the nature of the waiver or amendment on our website or in a Current Report on Form 8-K.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since March 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and December 31, 2008, by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2008	2007
Audit Fees (1)	$863	$285
Audit-related Fees (2)	—	12
Tax Fees (3)	—	—
All Other Fees (4)	3	1.5

Total Fees	$866	$298.5

(1)	Audit Fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and for services in connection with the statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees represents the aggregate fees billed for tax compliance, advice and planning.

(4)	All Other Fees represent fees for access to an online database of accounting pronouncements and interpretations maintained by PricewaterhouseCoopers LLP.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2008, none of the total hours expended on the Company’s audit by PricewaterhouseCoopers LLP were provided by persons other than PricewaterhouseCoopers LLP’s full-time permanent employees.

Pre-Approval Policies and Procedures.

Before any independent registered public accounting firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. The Audit Committee’s pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Dismissal of Independent Registered Public Accounting Firm

On March 21, 2007, the Company dismissed SingerLewak LLP as the Company’s independent registered public accounting firm. The decision to change accountants was approved by the Audit Committee of the Company’s Board of Directors. The reports of SingerLewak LLP on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2005 and December 31, 2006 and through March 21, 2007, there were no disagreements with SingerLewak LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Appointment of New Independent Registered Public Accounting Firm

On March 21, 2007, the Company engaged PricewaterhouseCoopers LLP as its independent registered public accounting firm. During the fiscal year ended December 31, 2006 and through March 21, 2007, neither the Company nor anyone on the Company’s behalf consulted PricewaterhouseCoopers LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report was provided to the Company and no oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Board of Directors Recommends

A Vote in Favor of Proposal 2.

EXECUTIVE OFFICERS

The names, ages and certain other information concerning our executive officers as of April 29, 2009 is set forth below (unless provided elsewhere in this proxy statement):

Name	Age	Title
David T. Hung, M.D.	51	President, Chief Executive Officer, Director
C. Patrick Machado	45	Senior Vice President, Chief Financial Officer
Lynn Seely, M.D.	50	Senior Vice President, Chief Medical Officer
Rohan Palekar	43	Chief Commercial Officer

David T. Hung, M.D. Biographical information regarding Dr. Hung is set forth under “Proposal 1: Election of Directors.”

C. Patrick Machado. Mr. Machado has been our Senior Vice President and Chief Financial Officer since December 2004. Previously, Mr. Machado served as the Senior Vice President and Chief Financial Officer, and a member of the Board of Directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. Mr. Machado continues to serve as the Senior Vice President and Chief Financial Officer, and a member of the Board of Directors, of Medivation Neurology, Inc. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company, as Vice President, Chief Financial Officer and General Counsel (1998-2000) and as Senior Vice President and Chief Financial Officer (2000-2001). From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University.

Lynn Seely, M.D. Dr. Seely joined as our Chief Medical Officer in March 2005. She was promoted to Senior Vice President and Chief Medical Officer in January 2009. From September 2002 to March 2005, Dr. Seely served as Vice President of Clinical Development at Anesiva, Inc., formerly Corgentech Inc., a biomedical company. From 1996 through 2000, Dr. Seely served as an Associate Director of Clinical Development at Chiron Corporation, a biotechnology company. Dr. Seely served as Vice President of Clinical Development at ProDuct Health, Inc., a privately held medical device company, from 2000 to 2001. Dr. Seely subsequently served as Vice President of Clinical Development for Cytyc Health Corporation, a medical device company and subsidiary of Cytyc Corporation, a medical device company, from 2001 to 2002, where she assisted with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Seely received an M.D. from the University of Oklahoma College of Medicine and completed her residency in internal medicine at Yale-New Haven Hospital.

Rohan Palekar. Mr. Palekar joined the Company as Chief Commercial Officer in January 2008, following a 16-year commercial career at the Johnson & Johnson family of companies in positions of increasing seniority. From 2005 to December 2007, Mr. Palekar served as Vice President, Sales and Marketing—Dermatology for Centocor, Inc., where he led the sales and marketing group for Remicade®, a multi-billion dollar anti-TNF antibody. From 2001 to 2005, Mr. Palekar was Worldwide Vice President, Global Biologics Strategic Marketing for Centocor, where he managed a portfolio of more than ten molecules targeting a broad range of indications. Mr. Palekar also served as a member of the Johnson & Johnson Pharmaceuticals Group Marketing Excellence Steering Committee. Mr. Palekar earned a Bachelor of Commerce and a Bachelor of General Laws from the University of Bombay and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2009, for:

•	each director and each nominee to become a director;

•	each of our named executive officers;

•	all of our directors, nominees and executive officers as a group; and

•	each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table below has been calculated based on SEC rules requiring that all equity securities exercisable for or convertible into shares of our common stock within 60 days of March 15, 2009, shall be deemed to be outstanding for the purpose of computing the percentage of ownership of any person holding such exercisable or convertible equity securities, but shall not be deemed to be outstanding for computing the percentage of ownership of any other person.

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Medivation, Inc., 201 Spear Street, 3rd Floor, San Francisco, California 94105.

	Shares Beneficially Owned (1)
	Number	Percent
Named Executive Officers and Directors:
David T. Hung, M.D. (2)	1,729,722	5.71%
Gregory Bailey, M.D. (3)	592,655	1.95%
C. Patrick Machado (4)	575,210	1.90%
Lynn Seely, M.D. (6)	347,374	1.14%
Rohan Palekar (5)	130,999	*
W. Anthony Vernon (7)	83,632	*
Kim D. Blickenstaff (6)	96,274	*
Daniel Adams (6)	95,894	*
All executive officers, directors and nominees as a group (10 persons) (1 – 7)	3,816,959	12.07%

5% Stockholders:
Entities affiliated with QVT Financial LP (8)	4,434,723	14.73%
Entities affiliated with FMR, LLC (9)	3,084,957	10.25%
Entities affiliated with Knoll Capital Management, LP (10)	2,143,138	7.12%
Entities affiliated with Austin Marxe and David Greenhouse (11)	1,874,281	6.23%
Entities affiliated with O.S.S. Capital Management (12)	1,790,514	5.95%

*	Represents beneficial ownership of less than 1%.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,106,723 shares outstanding on March 15, 2009 adjusted as required by rules promulgated by the SEC.

(2)	Consists of 1,449,641 shares of common stock held by Dr. Hung; 86,060 shares of common stock held in a family trust; 10,065 shares of common stock issuable upon exercise of warrants held by Dr. Hung and exercisable within 60 days; and 183,956 shares of common stock issuable upon exercise of options held by Dr. Hung and exercisable within 60 days.

(3)	Consists of 87,500 shares of common stock held by Dr. Bailey; 228,508 shares of common stock held by Palantir Group, Inc.; 214,508 shares of common stock issuable upon exercise of warrants held by Dr. Bailey and exercisable within 60 days; and 62,139 shares of common stock issuable upon exercise of options held by Dr. Bailey and exercisable within 60 days.

(4)	Consists of 416,123 shares of common stock held by the Machado Family Trust, 2,839 shares of common stock issuable upon exercise of warrants exercisable within 60 days and 156,248 shares of common stock issuable upon exercise of options exercisable within 60 days.

(5)	Consists of 31,000 shares of common stock held by Mr. Palekar and 99,999 shares of common stock issuable upon exercise of options held by Mr. Palekar and exercisable within 60 days.

(6)	Represents shares of common stock issuable upon exercise of options exercisable within 60 days.

(7)	Consists of 4,266 shares of common stock and 79,366 shares of common stock issuable upon exercise of options exercisable within 60 days.

(8)

Consists of 2,155,391 shares of common stock owned by QVT Overseas Ltd., 2,261,712 shares of common stock owned by Quintessence Fund L.P., QVT Associates LP and QVT Global II L.P. (each, a “Fund” and collectively, the “Funds”), and 17,620 shares of common stock held by a separate discretionary account (the “Separate Account”). QVT Financial LP is the investment manager for QVT Overseas Ltd., each of the Funds, and the Separate Account. QVT Financial GP LLC is the general partner of QVT Financial LP and each of the Funds. QVT Financial LP and QVT Financial GP LLC share voting and investment power over the common stock held by QVT Overseas Ltd., each of the Funds, and the Separate Account. The address for QVT Financial LP, QVT Financial GP LLC, and QVT Associates GP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The address for QVT Overseas Ltd. is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.

(9)	Devonshire Street, Boston, Massachusetts 02109, a wholly- owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,084,957 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 2,386,162 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,084,957 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of FMR LLC and its relted entities is 82 Devonshire Street, Boston, MA 02109.

(10) Consists of 1,843,138 shares of common stock and call options to purchase 212,600 shares of common stock owned by Europa International, Inc. and a call option to purchase 87,400 shares common stock owned by Knoll Special Opportunities Fund II Master Fund Ltd. Knoll Capital Management, LP is the investment manager of Europa International, Inc. and a manager of KOM Capital Management, the investment manager of Knoll Special Opportunities Fund II Master Fund Ltd. Fred Knoll is the president of Knoll Capital Management, LP. Patrick O’Neill is a member of KOM Capital Management, LLC. Fred Knoll, Knoll Capital Management, LP and Europa International, Inc. share voting and investment power over the shares of common stock owned by Europa International, Inc. KOM Capital Management, LLC, Patrick O’Neill, Fred Knoll, Knoll Capital Management, LP and Knoll Sepcial Opportunities Fund II Master Fund Ltd. share voting and investment power over the shares of common stock owned by Knoll Special Opportunities Fund II Master Fund Ltd. The address for Knoll Capital Management, LP, Fred Knoll, Europa International, Inc., Knoll Special Opportunities Fund II Master Fund Ltd., KOM Capital Management, LLC and Patrick O’Neill is 666 Fifth Avenue, Suite 3702, New York, New York 10103.

(11)	Consists of 264,998 shares of common stock owned by Special Situations Cayman Fund, L.P., 659,594 shares of common stock owned by Special Situations Fund III QP, L.P., 792,541 shares of common stock owned by Special Situations Private Equity Fund, L.P., and 157,148 shares of common stock owned by Special Situations Life Sciences Fund, L.P. Austin W. Marxe and David M. Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM Investment Company, Inc. also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. and the general partner of Special Situations Fund III, QP, L.P. Messrs. Marxe and Greenhouse are members of MG Advisers L.L.C., the general partner of Special Situations Private Equity Fund, L.P. Messrs. Marxe and Greenhouse are members of LS Advisers L.L.C., the general partner of Special Situations Life Sciences Fund, L.P. AWM Investment Company, Inc. serves as the investment adviser to Special Situations Fund III QP, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Life Sciences Fund, L.P. Through their control of AWM Investment Company, Inc., MGP Advisors Limited Partnership, MG Advisers, L.L.C. and LS Advisers L.L.C., Messrs. Marxe and Greenhouse share voting and investment power over the portfolio securities of each of the funds listed above. The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(12)	Includes 67,315 shares of common stock owned by Oscar S. Schafer & Partners I LP, 827,561 shares of common stock owned by Oscar S. Schafer & Partners II LP and 845,321 shares of common stock owned by O.S.S. Overseas Fund Ltd. O.S.S. Capital Management LP is the investment manager and manager of O.S.S. Overseas Fund Ltd., Oscar S. Schafer & Partners I LP, and Oscar S. Schafer & Partners II LP. O.S.S. Advisors LLC is the general partner of Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP. Schafer Brothers LLC is the general partner of O.S.S. Capital Management LP. Oscar S. Schafer is the senior managing member of O.S.S. Advisors LLC and of Schafer Brothers LLC. Andrew Goffe is the managing member of O.S.S. Advisors LLC and Schafer Brothers LLC. O.S.S. Capital Management LP, Schafer Brothers LLC, Oscar S. Schafer and Andrew Goffe share voting and investment power over 1,790,514 shares of common stock. The address of O.S.S. Capital Management, Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partner II LP, O.S.S. Advisors LLC, Schafer Brothers LLC, Oscar S. Schafer, and Andrew Goffe is 598 Madison Ave., New York, New York 10022. The address of O.S.S. Overseas Fund Ltd. is Walkers SPV Limited, Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, British West Indies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that two reports, covering an aggregate of seven transactions, were filed late by Mr. Adams and Andrew Protter, the Company’s Vice President, Preclinical Development.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to help us attract, as needed, talented individuals to manage and operate our business, to reward those individuals fairly over time, and to retain those individuals who continue to meet our high expectations. The goals of our executive compensation program are to align our executive officers’ compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success, and to reflect the teamwork philosophy of our executive management team. Specifically, Medivation, Inc. has created an executive compensation program that combines short and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in the San Francisco Bay Area, and in the pharmaceutical and biotechnology industry, where there is significant competition for talented employees, and to be fair relative to other professionals within our organization. We believe that we must provide competitive compensation packages to attract and retain executive officers and to help our executive management function as a stable team over the longer term.

As discussed in further detail below, our executive compensation program consists of the following three principal components:

•

Base Salary. The base salary rate for our executive officers is set each year, effective January 1 of the following year. Base salary determinations for our executive officers generally consist of increases from the base salaries from the prior year. The increases are based primarily on the executive officers’ responsibilities, appropriate and reasonable cost of living increases, and a review of competitive salary and total cash compensation data.

•

Bonus. We maintain an annual bonus plan under which bonuses may be paid to our executive officers at the end of each year, at the discretion of our Compensation Committee, based on our performance in meeting our corporate objectives for the prior year.

•	Stock Option Grants. Our executive officers receive stock option grants as long-term incentives to ensure that a portion of their total compensation is linked to our long-term success.

The Compensation Committee does not have any formal policies for allocating compensation among salary, bonus and stock option grants. However, historically, equity compensation has represented the largest component, in part to conserve our cash. Employees in more senior roles have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

Historically, our cash compensation has ranged from below the median of our peer group to equal to the median. Our equity compensation has ranged from the median to over the 75th percentile. As a result of these disparities from our peer group, our strategy in 2008 has been to examine peer group compensation practices and target compensation at or around the 75th percentile of the peer group for each element of compensation (base salary, target bonus and quantity of equity awards). We used this strategy in 2008 for all our employee levels.

Process for Setting Executive Officer Performance and Compensation

The Compensation Committee reviews and oversees our compensation policies, plans and programs and reviews and determines the compensation to be paid to our executive officers and other senior management. In making its executive compensation determinations, the Compensation Committee considers recommendations from our Chief Executive Officer. While our Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in determining his own compensation. In making his recommendations, our Chief Executive Officer receives input from our human resources department and has access to various third party compensation surveys and compensation data. This information is also available to our Compensation Committee. Our Chief Financial Officer also participates in Compensation Committee meetings, but he does not participate in any discussions of executive officer compensation. None of our other named executive officers participates in the Compensation Committee’s executive compensation discussions. As described below, for the purposes of setting 2008 base salaries and bonus potential (which were set in the fourth quarter of 2007), our Compensation Committee received competitive compensation data from J. Thelander Associates, and for the purposes of determining 2008 equity awards (which were determined in the fourth quarter of 2008), our Compensation Committee received competitive compensation data from Lapis Group, Inc., both compensation consulting firms engaged at the request of the Compensation Committee. The Compensation Committee met in executive session to discuss 2008 executive compensation issues, with Thelander and the Lapis Group separately participating. In addition, Thelander and the Lapis Group separately attended meetings of the Compensation Committee and reported to the Compensation Committee rather than to management, although representatives of Thelander and the Lapis Group met with management for purposes of gathering information on proposals that management may make to the Compensation Committee.

Our Compensation Committee generally holds a minimum of one scheduled meeting during the year. Discussions regarding executive officer compensation typically occur during the fourth quarter of the calendar year. Generally, in the fourth quarter of each year, the Compensation Committee reviews, modifies and approves recommendations made by management, based in part on input from an independent consultant engaged by the Compensation Committee, for the total pool for the following year’s adjustments to base salaries, if any, adjustments to the annual incentive bonus program, if any, and adjustments to our equity award guidelines, if any. In addition, at this meeting, the Compensation Committee determines our achievement of the year’s performance goals under our annual incentive bonus program, reviews executive officer performance and approves any adjustments to the following year’s base salaries, bonus payments under the annual incentive bonus program, and annual equity awards for each named executive officer.

Our Compensation Committee operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of our Compensation Committee. The charter is periodically reviewed and revised by our Compensation Committee and our Board of Directors and is available on our website.

Benchmarking of Cash and Long-Term Compensation

The Compensation Committee benchmarks the Company’s executive compensation against a peer group of companies to determine competitiveness and market trends. The peer group examined in the fourth quarter of 2007 to assess the competitiveness of the 2008 base salaries and bonus potential of our executive compensation consisted of 11 biopharmaceutical and biotech companies. These companies were chosen by our Compensation Committee because they were similar to Medivation in terms of industry, market capitalization, geographic location and competition for talent. The Compensation Committee reviews the companies in our peer group annually, with guidance from an independent consultant, and makes adjustments as necessary to ensure the group continues to properly reflect the market in which we compete for talented executives. Beginning in October 2008, we also review annually the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms, such as Radford Surveys + Consulting. These surveys are specific to the biopharmaceutical and biotech sector. This information is also considered when making recommendations for each element of compensation.

For 2008 base salaries and bonus potential, the Compensation Committee evaluated the peer group and based on the metrics noted above, approved a peer group consisting of the following 11 companies:

Cadence Pharmaceuticals	ACADIA Pharmaceuticals
Cypress Bioscience	Genomic Health
Pain Therapeutics	Ligand Pharmaceuticals
Neurocrine Biosciences	Halozyme Therapeutics
Abaxis	CV Therapeutics
Geron Corporation

Data on the compensation practices of the above-mentioned peer group was gathered by Thelander or through searches of publicly available information, including SEC filings and other publicly available databases. Peer group data was gathered with respect to base salary, bonus targets and all equity awards (including stock options and restricted stock).

Our Compensation Committee determined that our peer group should be substantially revised to reflect our growth and continued corporate development in 2008 and our then-current market capitalization. The peer group examined in the fourth quarter of 2008, and approved by the Compensation Committee to assess the competitiveness of the 2009 base salaries and bonus potential of our executive compensation, and in establishing equity awards for 2008, consisted of 13 biopharmaceutical and biotech companies, as follows:

Acorda Therapeutics	InterMune
Cell Genesys	Mannkind
Cypress Bioscience	Sangamo BioSciences
Dendreon	Seattle Genetics
Exelexis	Theravance
Halozyme Therapeutics	Xoma
Incyte

These companies were chosen by our Compensation Committee for the reasons outlined above, and data on the compensation practices of the above-mentioned peer group was gathered by the Lapis Group, or through searches of publicly available information, including SEC filings and other publicly available databases. Peer group data was gathered with respect to base salary, bonus targets and all equity awards (including stock options and restricted stock).

Executive Compensation Program

Medivation’s executive compensation program currently consists of three principal components: base salary, annual bonuses (if approved by our Compensation Committee) and long-term incentive compensation in the form of stock options. Medivation also offers to its executive officers certain severance and change in control benefits, which were negotiated with our executive officers in 2009. Finally, Medivation offers to its executive officers participation (with all other eligible employees) in our 401(k) plan and other benefits generally available to all employees. Each component of compensation is evaluated based on the factors discussed below.

Base Salary

Base salary is the primary fixed compensation element in the executive pay program which is intended to attract and retain executive officers capable of fulfilling our strategic business objectives. Our Compensation Committee believes that base salaries should reflect the job responsibilities, experience and skill level of the executive, and pay level comparable to similar positions at companies in our peer group, as well as internal equity with respect to the rest of the executive team.

Our Compensation Committee has determined that it is appropriate to ensure that our executives’ base salaries and total cash compensation are maintained at competitive levels, which for 2008 have been determined as approximately slightly above the average and for 2009 have been targeted at the 75th percentile of our peer group and/or survey data for executive officers in similar positions with similar responsibilities. For one of our executive officers, Rohan Palekar, base salary for 2008 was determined in January 2008 based upon our negotiation with Mr. Palekar at the time he accepted his offer for employment with us. Our Compensation Committee believes these base salaries are appropriate for several reasons. We are pursuing multiple product development opportunities simultaneously with a relatively small organization relative to our level of investment in research and development. Our executives are required to manage both internal and significant external resources. Competition for executive talent is intense in our industry and in our geographic area. Our executives have many years of valuable experience in our industry, and their continued leadership is critical to our short-term and long-term success.

Annual Incentive Bonus Program

Our annual incentive bonus program is an “at-risk” compensation arrangement designed to reward our executive officers (as well as all our employees) for the achievement of key operational goals that we believe will provide the foundation for creating longer-term stockholder value. Corporate objectives generally relate to progress of our clinical development programs, regulatory matters, and business development and financing efforts. Historically, our bonus payments have ranged from significantly below the median of our peer group to slightly above the median. For 2008, bonus awards to executive officers were determined based on the Compensation Committee’s assessment of the Company’s overall achievement of our corporate objectives. Target bonus levels have been assigned based on various categories of employees. The actual bonus awarded in any year, if any, may be more or less than the target, depending primarily on the achievement of our corporate objectives. Whether or not a bonus is paid for any year is within the discretion of our Compensation Committee. Our Compensation Committee also determines the size of the total bonus pool, which is based primarily on our Board of Directors’ determination of our success in achieving our corporate objectives for the year. The Compensation Committee determines the portion of the pool, if any, that will be allocated to the named executive officers as a group and the bonuses for each of our named executive officers as well as certain non-executive officers. Our Chief Executive Officer provides input to the Compensation Committee with respect to these bonuses.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

We have not historically paid any significant signing or promotion bonuses to our executive officers, other than a $110,000 signing bonus paid to Mr. Palekar in January 2008. We also have not guaranteed bonuses to our executive officers.

Equity Compensation

Equity compensation represents the largest at-risk component of our executive officer compensation program. We believe this is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of stock options.

Our Compensation Committee approves all equity grants to our named executive officers. We grant options at exercise prices equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant, which is either the 15th or the last day of the month. We do not coordinate grants of options so that they are made before an announcement of favorable information, or after an announcement of unfavorable information. We have not repriced options. Likewise, if our stock price declines after the grant date, we have not replaced options. Our practice has been to grant stock options for all employees on the first 15th or last day of a month following a board meeting after their first day of employment, or the effective date of a promotion that carries an option grant with it, and to approve annual stock award grants for the year at the last Compensation Committee and full Board of Directors meeting of the year (typically in October). Our Compensation Committee and our Board of Directors selected the date of the last Compensation Committee and Board of Directors meeting of each year as the date to approve the year’s annual equity grants because it coincides with our Compensation Committee’s and Board of Directors’ review of the Company’s and individual’s performance during the year and the approval of other named executive officer compensation decisions (e.g., base salary increases and bonus payments). Further, our Compensation Committee and our Board of Directors believe that the timing of these meetings provide adequate time for our Compensation Committee and Board of Directors to ask questions of the Chief Executive Officer regarding his recommendations for the other executive officers and to carefully deliberate the Chief Executive Officer’s compensation arrangements.

Our standard practice is to grant options to executive officers (as well as other employees) that vest ratably over a four-year period (the first 1/4th vest one year from the grant date and 1/48th each month thereafter until fully vested). We believe this vesting schedule is appropriate and encourages retention of our executive officers as individuals must remain employed for one year before they can potentially realize any value and remain with us a total of four years to realize the maximum value of any individual grant. This vesting schedule is typical of our peer companies.

Severance and Change of Control Benefits

In early 2009, the Company entered into change of control or severance benefits agreements with its executive officers providing for certain severance and change of control benefits, the terms of which are described in more detail under the heading “Post-Employment Obligations.” The Company believes that these severance and change of control benefits are an important element of our executive compensation and retention program. With respect to change of control benefits, the Company provides severance compensation if an executive officer is terminated in connection with a change of control transaction to further promote the ability of our executive officers to act in the best interests of our stockholders, despite the possibility of their termination as a result of the transaction. In the case of our Chief Commercial Officer, the Company provides severance benefits in the event that he is terminated separate from a change of control. This provision resulted from negotiations with our Chief Commercial Officer leading to his joining the Company in January 2008. The Company believes that, given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, severance protection is necessary to attract and retain qualified executives.

Benefits and Perquisites

We offer health care coverage and life insurance to our employees, including our executive officers. Depending upon the level of coverage that each employee elects, they may receive cash payments on a monthly basis equal to the difference between the maximum family coverage and the coverage that they elect to have. For 2008, Drs. Hung and Seely and Mr. Machado each elected to have no coverage under our health care coverage and life insurance benefits and instead each received payment from the Company in an aggregate amount of $13,443.

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all employees are eligible to contribute up to the maximum amount allowed by applicable Internal Revenue Service restrictions. Beginning in fiscal year 2009, we provided a discretionary company match for all employee contributions of $0.75 per dollar contributed on the first 6% of wages or bonuses contributed by the employee in any calendar year. Medivation does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

Medivation also offers a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Medivation to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty to Medivation. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving financial retirement goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Tax Considerations

We believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Section 162(m). Section 162(m) of the Internal Revenue Code, or the Code, generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million deduction limit. We have taken steps to structure payments to executive officers under the corporate bonus and equity compensation programs to meet the Section 162(m) requirements. Our Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

2008 Compensation for the Named Executive Officers

Base Salaries

In determining the 2008 base salaries for each named executive officer, our Compensation Committee reviewed the recommendation of our Chief Executive Officer as well as survey and/or benchmark data referred to above to ensure that executive base salaries as a group were within the competitive levels described above, and then determined appropriate increases to base salaries from the prior year. For 2008, increases in base salary rates from the prior year for Drs. Hung and Seely and Mr. Machado were based on a cost of living adjustment. The 2007 and 2008 base salaries for our named executive officers, including Mr. Palekar who was hired in January 2008, are set forth in the table below, along with percentage increases from the prior year.

Name	2007 Base Salary Rate ($)	2008 Base Salary Rate ($)		Percentage Increase from Prior Year (%)
David Hung	440,000	464,200		5.5
Patrick Machado	300,000	316,500		5.5
Lynn Seely	300,000	316,500		5.5
Rohan Palekar	N/A	316,500	(1)	N/A

(1)	In 2008, Mr. Palekar received an additional annual cost of living allowance of $40,574.

Bonus Awards

Bonus awards are designed to reward executive officers for attaining our corporate performance objectives as well as to reward them for their contributions to the achievement of those objectives. Target bonus levels under the bonus program with respect to our named executive officers were 35-40% of the applicable annual base salary rate for executive officers other than our Chief Executive Officer and 40-45% of annual base salary for Dr. Hung. As described above, our Compensation Committee determined the size of the total bonus pool, which was based in large part on our Board of Directors’ determination of our success in achieving our corporate objectives for the year. For 2008, our key high-level corporate objectives were to:

•	complete certain Phase 1 and Phase 2 clinical trials of Dimebon and MDV3100;

•	begin certain Phase 3 clinical trials of Dimebon in Alzheimer’s disease and Huntington’s disease;

•	report and/or publish data from completed clinical trials; and

•	sign a global corporate partnership for Dimebon.

In approving the corporate objectives for 2008, the Board’s expectation was that it would be unlikely that all of the corporate objectives would be achieved for the year. In this regard, the Board has historically approved corporate objectives that have been stretch objectives beyond those that would reasonably be expected to be attained, and which have in fact not been achieved at the 100% level. With respect to the achievement of our 2008 corporate objectives, after considering the input of our Chief Executive Officer, our Board of Directors determined that we had achieved most, but not all, of our corporate objectives. However, with respect to certain objectives, we had significantly exceeded expectations. Based on the Board of Directors’ determination of the level of achievement of our corporate objectives for 2008 our Compensation Committee approved a total corporate bonus payout of 150% of the total target bonus pool. In evaluating our performance against our corporate objectives for 2008 activities, the Compensation Committee weighted as highly significant (i) the fact that we received advice from the U.S. Food and Drug Administration that our first completed clinical trial of Dimebon in Alzheimer’s disease could be used as one of the two pivotal trials required to support registration, as long as a significant portion of the sites in our confirmatory Phase 3 trial were located in the United States, (ii) the fact that we commenced the second pivotal Phase 3 CONNECTION clinical trial of Dimebon to treat Alzheimer’s disease; (iii) the signing of the global partnership with Pfizer Inc. for the development and commercialization of Dimebon and the receipt of $225 million as a non-refundable upfront license fee; (iv) the publication in The Lancet of the results of our first pivotal clinical trial of Dimebon to treat Alzheimer’s disease; and (v) the reporting of positive 18-month open label extension data from the first pivotal clinical trial of Dimebon to treat Alzheimer’s. The Compensation Committee also considered the reasons we did not achieve two corporate objectives articulated for 2008, and the fact that both of these objectives are expected to occur in 2009. First, we did not begin our Phase 3 trial in Huntington’s disease in 2008 largely due to discussions with our partner Pfizer required to coordinate study start-up activities. And second, we did not complete our Phase 1-2 clinical trial of MDV3100 in castration-resistant prostate cancer in 2008 because we had received permission to enroll 140 patients, far more than we originally expected, because of the promising early results of that trial.

The Compensation Committee did not quantify or assign a specific percentage criteria to the various corporate objectives, but rather sought to approve a corporate bonus payout that generally reflected our Board of Directors’ determination of the level of achievement of our corporate objectives, after taking into account the more significant weighting of the corporate objectives deemed more important to our performance by the Board of Directors.

In determining the specific bonus award amounts for our named executive officers, our Compensation Committee awarded bonuses at 150% of the top of each executive’s respective bonus target level based primarily on the Board’s determination with respect to the achievement of our corporate objectives in 2008. In addition, the Compensation Committee determined to award an additional one-time bonus to each of Drs. Hung and Seely and Mr. Machado in the amount of $100,100 in recognition of their extraordinary efforts in connection with the execution of the Pfizer collaboration agreement.

The annual bonus awards for 2008 for our named executive officers were as follows:

Name	Dollar Value of Bonus Award ($)		Dollar Value of Extraordinary Bonus Award ($)	Total Dollar Value of Bonus Awards ($)
David Hung	313,335		100,100	413,435
Patrick Machado	189,900		100,100	290,000
Lynn Seely	189,900		100,100	290,000
Rohan Palekar	181,988	(1)	—	181,988

(1)	Prorated for January 15, 2008 hire date and excludes a $110,000 signing bonus.

Stock Option Awards.

In October 2008, we granted stock options to our named executive officers under our Amended and Restated 2004 Equity Incentive Plan (the “Option Plan”). In determining the number of stock options granted to the executive officers, the Compensation Committee reviewed and discussed a comparison of the Company’s equity compensation against companies in our peer group, as well as the Company’s philosophy with regard to long term incentives. The Compensation Committee determined that our total equity compensation was significantly above the 75th percentile of our revised peer group. Nevertheless, the Compensation Committee determined that this was appropriate to conserve cash for 2008 and to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of stock options.

Each of the options granted to our named executive officers in 2008 vests as to 25% of the shares subject to the option on the first anniversary of the grant, and the remaining 75% of the shares vest monthly over three years thereafter. The exercise price of the options is equal to the fair market value of our common stock as determined by the Compensation Committee on the date of grant. The number of shares subject to options granted to our named executive officers 2008 as described above are as follows:

Name	Number of Shares Subject to 2008 Stock Options (#)
David Hung	150,000
Patrick Machado	75,000
Lynn Seely	75,000
Rohan Palekar	75,000

The Compensation Committee believes that the above option grants, taken together with the named executive officers’ prior equity positions, are consistent with providing each named executive officer with an ongoing equity position in our company that is competitive with similarly situated executive officers at companies included in our peer group and that fosters an ownership culture focused on our long-term performance.

2008 Executive Officer Hires

In January 2008, the Board approved the hiring of Rohan Palekar as our Chief Commercial Officer effective January 14, 2008. Mr. Palekar’s compensation package, which was negotiated as part of his employment offer, was based on comparative market data for chief commercial officers and the compensation history of Mr. Palekar. The package was intended to be consistent with our overall compensation philosophy, in particular, maintaining a larger component of overall compensation for the Company’s highest level executive officers “at risk.” In addition, the Compensation Committee determined that Mr. Palekar’s compensation should be consistent with the other named executive officers other than our chief executive officer. As a result, the Compensation Committee approved and subsequently ratified a base salary of $316,500, a signing bonus of $110,000, a target bonus of 35-40% of base salary, a restricted share grant of 30,000 shares of our common stock and an option to purchase 300,000 shares of our common stock exercisable at an exercise price of $15.71 per share, which was equal to the closing price of our common stock on the NASDAQ global market on the date of grant. The restricted stock grant and option are subject to Mr. Palekar’s continuous employment with Medivation. The restricted shares will vest over three (3) years with one-third of the shares vesting on the first anniversary of the grant date and the remaining two-thirds vesting in twenty-four (24) equal monthly installments thereafter. The option will vest over four (4) years with twenty-five percent (25%) of the shares vesting and becoming exercisable on the first year anniversary of the grant date and the remaining seventy-five percent (75%) vesting and becoming exercisable in thirty-six (36) equal monthly installments thereafter. In addition, we agreed for the first three years of employment to supplement Mr. Palekar’s base salary with an additional annual cost of living allowance of $42,000 for the first twelve months of employment, $28,000 for the second twelve months of employment and $14,000 for the third twelve months of employment. We also paid out of pocket costs totaling $152,301 for Mr. Palekar to relocate to the San Francisco Bay Area, including: (i) the real estate commission and closing costs on the sale of his prior home, (ii) closing costs on the purchase of his home in the San Francisco Bay Area, (iii) moving, transportation, travel and storage costs, and (iv) a 90 day temporary housing allowance.

2009 Compensation for the Named Executive Officers

Base Salary and Annual Incentive Bonus Program

Historically, our base salaries and annual bonuses approximated the average of our historical peer group. In October 2008, the Compensation Committee retained the Lapis Group to assist in reviewing the group of peer companies, base salaries and annual incentive bonus award targets to ensure alignment with industry and peer group practices. Our Compensation Committee determined that our peer group should be substantially revised to reflect our growth and continued corporate development in 2008 and our then-current market capitalization. Based on this new peer group, the Compensation Committee determined that our base salaries and annual incentive bonus award targets ranged from significantly below the median of our revised peer group to approximately the median. The Compensation Committee continues to believe a larger component of overall compensation for the Company’s highest level executive officers should be “at risk” while maintaining the objective of targeting total executive compensation at the 75th percentile of the revised peer group for base salary and bonus awards. Accordingly, for 2009, increases in base salary rates from the prior year for Drs. Hung and Seely and Messrs. Machado and Palekar were based on a combination of a cost of living adjustment and a further adjustment to their respective base salaries so that such base salaries were at a level generally consistent with the 75th percentile of our revised peer group and survey data for such officers.

The Company’s 2009 annual performance bonus is linked to the corporate performance goals approved by the Board in January 2009. These goals relate to pre-specified key operational metrics including clinical development goals related to Dimebon and MDV3100 among others. The Compensation Committee did not establish weightings for each goal.

2009 Executive Equity Compensation

The Compensation Committee reviews the Company’s equity compensation plan, including a comparison against companies in our revised peer group and the Company’s philosophy with regard to granting stock options in the fourth quarter of the year. Accordingly, the Compensation Committee has not determined option awards for 2009.

2009 Executive Compensation Summary

In October 2008, the Compensation Committee and our Board of Directors approved 2009 base salaries and 2009 annual incentive target bonus percentages to the named executive officers. Salary increases were made effective as of January 1, 2009. These decisions were based on the executive compensation philosophy principles discussed earlier in this discussion, including the comparable company data and the advice of our compensation consultants Lapis Group. The following table summarizes our approved 2009 salaries targeted annual incentive bonuses:

Name	2009 Base Salary ($)		Increase to 2009 Base Salary (%)	2009 Bonus Target (%)
David Hung	570,000		22	65
Patrick Machado	365,000		15	50
Lynn Seely (1)	365,000		15	50
Rohan Palekar	350,000	(2)	11	50

(1)	Dr. Seely was promoted to Senior Vice President and Chief Medical Officer effective January 1, 2009.

(2)	In 2009, Mr. Palekar will receive an additional annual cost of living allowance of $28,462.

Post-Employment Obligations

Change of Control Severance Agreements

In January 2009, the Compensation Committee approved Change of Control Severance Agreements (the “CIC Agreements”) with each of our named executive officers other than Rohan Palekar. We have also entered into CIC Agreements with our non-executive officers and senior director level employees. Under the CIC Agreements, if the employment of Drs. Hung or Seely or Mr. Machado is terminated “without cause” or if the named executive officer terminates his or her employment for “good reason” as those terms are defined in the CIC Agreement, in either case within twelve (12) months following the effective date of a “change-in-control” (defined in the CIC Agreement), the named executive officer will receive the following benefits:

•	a lump sum cash payment equal to 18 months of his or her base salary in the case of Dr. Seely and Mr. Machado and 24 months of his base salary in the case of Dr. Hung; and

•

payment of the projected COBRA premiums for such named executive for the first 18 months in the case of Dr. Seely or Mr. Machado and 24 months in the case of Dr. Hung or until the earlier of the date the named executive officer and his or her dependents are no longer eligible for COBRA benefits or the date the named executive officer secures health benefits through a subsequent employer.

In the event that any severance benefits paid pursuant to the CIC Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), the named executive officer’s benefits will be reduced to the extent necessary so that no portion of any payments is subject to the Excise Tax.

Severance Agreement with Rohan Palekar

In January 2009, the Compensation Committee approved a Severance Agreement (the “Severance Agreement”) with Mr. Palekar, the terms of which were substantially negotiated as part of Mr. Palekar’s employment with the Company in January 2008. Under the Severance Agreement, if Mr. Palekar’s employment is terminated “without cause” or if Mr. Palekar terminates his employment for “good reason,” as those terms are defined in the Severance Agreement, regardless of a change in control, Mr. Palekar will receive the following benefits:

•	a lump sum cash payment equal to 18 months of his annual base salary; and

•

payment of the projected COBRA premiums for 18 months or until the earlier of the date Mr. Palekar and his dependents are no longer eligible for COBRA benefits or the date Mr. Palekar secures health benefits through a subsequent employer.

In the event that any severance benefits paid pursuant to the Severance Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), Mr. Palekar’s benefits shall be reduced to the extent necessary so that no portion of any payments is subject to the Excise Tax.

Effect of a Change of Control under the Amended and Restated 2004 Equity Incentive Plan

In the event of a change of control, as defined in the Option Plan, the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on such equity awards lapse, immediately prior to such change of control.

Potential Payments upon Termination—Change-in-Control

The tables below identify the potential payments that each of our named executive officers would have received in the event of a termination in connection with a change in control or a termination without cause or by the named executive officer for good reason. The figures below assume that the transaction or termination occurred on December 31, 2008 and, given the entry into Change of Control Severance Agreements with our named executive officers in January 2009, also as of January 31, 2009. All of the potential payments listed in the second table below are payments that would have been made pursuant to the terms of our CIC Agreements in the case of Drs. Hung and Seely and Mr. Machado or the Severance Agreement in the case of Mr. Palekar discussed above.

As of December 31, 2008:

Name	Acceleration of Option Vesting (1)	Acceleration of Restricted Stock Vesting	Cash Severance Payment	Continuation of Benefits (2)	Total
David Hung	$193,190	—	—	—	$193,190
Patrick Machado	193,190	—	—	—	193,190
Lynn Seely	246,836	—	—	—	246,836
Rohan Palekar	—	$437,100	—	—	437,100

(1)	The amounts listed in these columns represent the difference between the exercise price of unvested options and the closing price of our common stock on December 31, 2008, which was $14.57. Only unvested options which had an exercise price less than $14.57 were included in the calculation.

(2)	Represents the present value of the continuation of our current employee benefits, including medical, dental, and vision insurance.

As of January 31, 2009:

Name	Acceleration of Option Vesting (1)	Acceleration of Restricted Stock Vesting	Cash Severance Payment (2)	Continuation of Benefits (3)	Total
David Hung	$458,726	—	$1,140,000	$28,865	$1,598,726
Patrick Machado	458,726	—	547,500	21,649	1,006,226
Lynn Seely	227,265	—	547,500	21,649	774,765
Rohan Palekar	684,000	$375,000	525,000	21,649	1,605,649

(1)	The amounts listed in these columns represent the difference between the exercise price of unvested options and the closing price of our common stock on January 30, 2009, which was $18.75. Only unvested options which had an exercise price less than $18.75 were included in the calculation.

(2)	The amounts listed in this column do not include the payment of accrued salary and vacation that would be due upon termination of employment.

(3)	Represents the present value of the continuation of our current employee benefits, including medical, dental, and vision insurance.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2008, 2007 and 2006, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its two other most highly compensated executive officers at December 31, 2008 (the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2008

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(5) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)		Total ($) (j)
David T. Hung, M.D.	2008	464,200	100,100	—	1,041,015	313,335	13,443	(3)	1,932,093
President, Chief Executive Officer, Director	2007 2006	401,250 285,000	— —	— —	456,791 43,563	198,000 114,000	11,724 —	(3)	1,067,765 442,563

C. Patrick Machado	2008	316,500	100,100	—	777,475	189,900	13,443	(3)	1,397,418
Senior Vice President, Chief Financial Officer	2007	288,750	—	—	401,544	120,000	228	(3)	810,522
	2006	255,000	—	—	43,563	89,250	—		387,813

Lynn Seely, M.D.	2008	316,500	100,100	—	800,320	189,900	13,443	(3)	1,420,263
Chief Medical Officer	2007	288,750	—	—	402,608	120,000	11,724	(3)	823,082
	2006	255,000	—	—	296,063	89,250	—		640,313

Rohan Palekar	2008	305,747	110,000	150,549	887,771	181,988	206,129	(4)	1,842,184
Chief Commercial Officer

(1)	Measured as value of compensation expense recognized by the Company for financial statement reporting purposes in fiscal year 2008, computed pursuant to Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, or FAS 123R. For additional information on the valuation assumptions with respect to these grants, refer to Note 10(g) “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	In accordance with FAS 123R, we value stock options using the Black-Scholes option-pricing model and recognize this value as an expense over the vesting period of the options.

The fair value of option grant expense reported in the Summary Compensation Table was estimated using the Black-Scholes option pricing model with the following assumptions used for grants made in 2008: stock price—$15.71-$18.77; exercise price—$15.71-$18.77; expected option term—6.0 years; estimated volatility—65-84%; risk-free rate—3.3%; and dividend yield—0%.

The fair value of option grant expense reported in the Summary Compensation Table was estimated using the Black-Scholes option pricing model with the following assumptions used for grants made in 2007: stock price—$21.17; exercise price—$21.17; expected option term—6.0 years; estimated volatility—60%; risk-free rate—4.4%; and dividend yield—0%.

The fair value of option grant expense reported in the Summary Compensation Table was estimated using the Black-Scholes option pricing model with the following assumptions used for grants made in 2006: stock price—$11.76; exercise price—$11.76; expected option term—6.0 years; estimated volatility—59%; risk-free rate—4.7%; and dividend yield – 0%.

(3)	Amounts consist of cash payments made to Named Executive Officers in lieu of health care coverage and life insurance premiums. During fiscal years 2007 and 2008, Drs. Hung and Seely and Mr. Machado opted out of the health care coverage and life insurance paid for by the Company and were paid the full amount of the premium for family coverage at the highest level of benefits in cash.

(4)	Amount consists of $126,594 in relocation expense reimbursements, $38,962 in tax reimbursements and “gross up” payments, and $40,573 for a cost of living allowance.

(5)	A discretionary bonus was paid to Drs. Hung and Seely and Mr. Machado in 2008 due to the extraordinary achievements of the Company in 2008. For a further description of this bonus, please see the discussion below under “Executive Compensation”. A signing bonus was paid to Mr. Palekar in 2008.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2008

Name	Grant Date	Date of Board Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)		Maximum ($)
Dr. Hung
Bonus	10/30/2008		—	185,680 to 208,890	(2)	—	—	—	—	—
Option	10/31/2008	10/30/2008	—	—		—	—	150,000	18.77	2,042,400

Mr. Machado
Bonus	10/30/2008		—	110,775 to 126,600	(3)	—	—	—	—	—
Option	10/31/2008	10/30/2008	—	—		—	—	75,000	18.77	1,021,200

Dr. Seely
Bonus	10/30/2008		—	110,775 to 126,600	(3)	—	—	—	—	—
Option	10/31/2008	10/30/2008	—	—		—	—	75,000	18.77	1,021,200

Mr. Palekar
Option	1/15/2008	1/14/2008	—	—		—	—	300,000	15.71	2,899,500
Restricted Stock	1/15/2008	1/14/2008	—	—		—	30,000	—	—	471,300
Bonus	10/30/2008		—	110,775 to 126,600	(3)	—	—	—	—	—
Option	10/31/2008	10/30/2008	—	—		—	—	75,000	18.77	1,021,200

(1)	Represents the estimated fair value of the award as of the applicable grant date in accordance with SFAS 123R, whereas the amounts shown under the columns entitled “Stock Awards” and “Option Awards” in the Summary Compensation Table reflect the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year. For additional information on the valuation assumptions with respect to these grants, refer to Note 10(g) “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Represents 40% to 45% of Dr. Hung’s salary for the fiscal year ended December 31, 2008.

(3)	Represents 35% to 40% of Dr. Seely’s and Messrs. Machado’s and Palekar’s salary for the fiscal year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year–End

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2008

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)

Dr. Hung	81,249	68,751	(1)	11.76	10/31/2016	—		—
	64,165	155,835	(2)	21.17	10/1/2017	—		—
	—	150,000	(3)	18.77	10/31/2018	—		—

Mr. Machado	81,249	68,751	(1)	11.76	10/31/2016	—		—
	43,749	106,251	(2)	21.17	10/1/2017	—		—
	—	75,000	(3)	18.77	10/31/2018	—		—

Dr. Seely	265,499	22,501	(4)	3.60	3/14/2015	—		—
	43,749	106,251	(2)	21.17	10/1/2017	—		—
	—	75,000	(3)	18.77	10/31/2018	—		—

Mr. Palekar	—	300,000	(3)	15.71	1/15/2018	—		—
	—	—		—	—	30,000	(5)	437,100	(6)
	—	75,000	(3)	18.77	10/31/2018	—		—

(1)	The shares subject to the option vest according to the following schedule: one quarter of the shares subject to the option vested on October 31, 2007, and the remaining shares subject to the option have vested and continue to vest in equal monthly installments on the first day of each full month thereafter, so that all of the shares subject to the option shall become fully vested on October 1, 2010.

(2)	The shares subject to the option vest according to the following schedule: one quarter of the shares subject to the option vested on October 1, 2008, and the remaining shares subject to the option have vested and continue to vest in equal monthly installments on the first day of each full month thereafter, so that all of the shares subject to the option shall become fully vested on October 1, 2011.

(3)	The shares subject to the option vest according to the following schedule: one quarter of the shares subject to the option vest on October 31, 2009, and the remaining shares subject to the option vest in equal monthly installments on the first month thereafter, so that all of the shares subject to such option shall become fully vested on October 31, 2013.

(4)	The shares subject to the option vest according to the following schedule: one quarter of the shares subject to the option vested on March 15, 2006, and the remaining shares subject to the option have vested and continue to vest in equal monthly installments on the first day of each full month thereafter, so that all of the shares subject to the option became fully vested on March 1, 2009.

(5)	The shares of stock subject to the award vest according to the following schedule: one-third of the shares of restricted stock subject to the award vested on January 15, 2009, and the remaining shares have vested and continue to vest in equal monthly installments on the fifteenth day of each month thereafter, so that all of the shares shall become fully vested on January 15, 2011.

(6)	Represents the market value of Mr. Palekar’s 30,000 restricted stock award based on the price of our common stock as of December 31, 2008, at $14.57 per share.

Option Exercises

The following table shows for the fiscal year ended December 31, 2008, certain information regarding option exercises during the last fiscal year with respect to the Named Executive Officers:

Option Exercises in Fiscal 2008

Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)
Dr. Hung	—		—
Mr. Machado	—		—
Dr. Seely	29,023	(1)	539,074	(2)
Mr. Palekar	—		—

(1)	These shares were acquired by net exercise. The total number of option shares exercised in these net exercise transactions was 36,000.

(2)	Based on the fair market value of our common stock on the date of exercise for the shares acquired by Dr. Seely pursuant to her exercise.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into change of control or severance benefits agreements with its Named Executive Officers. The following is a summary of the terms of these agreements.

CEO Agreement with David Hung, M.D.

The agreement entered into with Dr. Hung, or the CEO Agreement, provides Dr. Hung with certain severance and change in control benefits. If the Company terminates Dr. Hung without Cause or if Dr. Hung resigns with Good Reason on or within 12 months following a Change of Control, as those terms are defined in the CEO Agreement, then Dr. Hung will be entitled to a lump sum payment equal to 24 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 24 months, both of which are subject to Dr. Hung’s execution of a binding release of claims. The term of the CEO Agreement expires on December 31, 2009, with automatic annual extensions thereafter unless notice of nonrenewal is provided by the Company before December 31 of the preceding year.

CCO Agreement with Rohan Palekar

The agreement entered into with Mr. Palekar, or the CCO Agreement, provides Mr. Palekar with certain severance benefits. If the Company terminates Mr. Palekar without Cause or if Mr. Palekar resigns with Good Reason, without regard for the occurrence or nonoccurrence of a Change of Control, as those terms are defined in the CCO Agreement, then Mr. Palekar will be entitled to a lump sum payment equal to 18 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, both of which are subject to Mr. Palekar’s execution of a binding release of claims. The term of the CCO Agreement expires on December 31, 2009, with automatic annual extensions thereafter unless notice of nonrenewal is provided by the Company before December 31 of the preceding year.

Officer Agreements

The agreements entered into with the Named Executive Officers, other than Dr. Hung and Mr. Palekar, or the Officer Agreements, provide the Named Executive Officers with certain severance and change in control benefits. If the Company terminates a party to an Officer Agreement without Cause or if a party to an Officer

Agreement resigns with Good Reason on or within 12 months following a Change of Control, as those terms are defined in the Officer Agreements, then the officer will be entitled to a lump sum payment equal to 18 months of his or her base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, subject in each case to the officer’s execution of a binding release of claims. The term of each Officer Agreement expires on December 31, 2009, with automatic annual extensions thereafter unless notice of nonrenewal is provided by the Company before December 31 of the preceding year.

Director Compensation

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)		All Other Compensation ($)	Total ($)
Daniel D. Adams	54,500	170,843	(3)	2,113	227,456
Gregory H. Bailey, M.D.	39,500	134,399	(4)	4,009	177,908
Kim D. Blickenstaff	50,500	170,843	(5)	—	221,343
W. Anthony Vernon	46,500	128,527	(6)	7,688	182,715

(1)	Measured as value of compensation expense recognized by the Company for financial statement reporting purposes in fiscal year 2008, computed pursuant to Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R, Share Based Payment.

(2)	Each non-employee director was granted an option award to purchase 15,000 shares of common stock at an exercise price of $13.93 on June 16, 2008. For each director, the full grant date fair value of such award is $132,750.

(3)	At December 31, 2008, Mr. Adams held options covering 126,520 shares of our common stock.

(4)	At December 31, 2008, Dr. Bailey held options covering 95,950 shares of our common stock.

(5)	At December 31, 2008, Mr. Blickenstaff held options covering 126,900 shares of our common stock.

(6)	At December 31, 2008, Mr. Vernon held options covering 131,900 shares of our common stock.

Dr. Hung, our Chief Executive Officer, receives no additional compensation for his services as director. Upon initial election to the Board of Directors, each non-employee director receives an initial grant of an option to purchase shares of our common stock at the fair market value at the time of the grant under our Amended and Restated 2004 Equity Incentive Award Plan. Such options are subject to a four-year vesting schedule. In addition to the directors’ automatic initial stock option grants, we grant stock options to our non-employee directors on a discretionary basis under our Amended and Restated 2004 Equity Incentive Award Plan. We reimburse all of our directors for their out-of-pocket expenses incurred in serving on our Board of Directors.

For fiscal year 2008, each of our non-employee directors received an annual retainer of $30,000. For fiscal year 2008, each non-employee director also received each of the applicable retainers and fees set forth below for serving as Chairman of the Board of Directors or as a committee chair and/or attending Board of Directors and committee meetings:

Annual Retainer for Chairman	$10,000
Annual Retainer for Committee Chairs:
Audit Committee	$7,500
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$5,000
Fee per Board Meeting:
Attended in Person	$2,000
Attended Telephonically	$1,000
Fee per Committee Meeting:
Attended in Person	$1,000
Attended Telephonically	$500

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have not yet adopted a written related-person transactions policy. However, our Audit Committee is responsible for reviewing all related party transactions on an ongoing basis and all such transactions must be approved by the Committee. During the upcoming year, the Audit Committee will give full consideration to the adoption of a formal policy regarding related-person transactions and, if adopted, promptly post it on our website.

Certain Related-Person Transactions

On June 22, 2008, we entered into a subscription agreement with each of Oscar S. Schafer & Partners I, LP, Oscar S. Schafer & Partners II, LP, OSS Overseas LTD, each an affiliated entity of O.S.S. Capital Management, a current significant stockholder, and with each of Quintessence Fund L.P., QVT Associates LP, QVT Financial LP, QVT Global L.P., QVT Overseas Ltd., each an affiliated entity of QVT Financial LP, a current significant stockholder. Pursuant to each of the subscription agreements with the entities affiliated with O.S.S. Capital Management, we agreed to sell and issue an aggregate of 376,506 shares at a price of $13.28 per share. Pursuant to each of the subscription agreements with the entities affiliated with QVT Financial LP, we agreed to sell and issue and aggregate of 451,807 shares at a price of $13.28 per share. We sold an aggregate of 1,129,518 shares of our common stock for an aggregate net offering price of approximately $14.95 million in this transaction. Please see the table titled “Security Ownership of Certain Beneficial Owners and Management” contained in this proxy statement for detailed information on the beneficial ownership of entities affiliated with O.S.S. Capital Management and QVT Financial LP in Medivation.

The Amended and Restated Certificate of Incorporation provides for the indemnification of the Company’s officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Company’s Amended and Restated Bylaws further provide that the Company’s directors and officers shall be indemnified, under the circumstances and to the extent provided therein, for all expenses incurred by a director or officer in any suit or proceeding to which a director or officer is made a party by reason of the fact that he or she is or was a director or officer of the Company, and shall otherwise be amended to the fullest extent permitted under Delaware law.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information concerning shares of our common stock issuable and available for issuance under our stockholder approved and non-stockholder approved equity compensation plans, in each case as of December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	4,855,905	$12.81	2,334,440
Equity compensation plans not approved by security holders	—	—	—
Total	4,855,905	$12.81	2,334,440

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker. Direct your written request to Corporate Secretary, Medivation, Inc., at 201 Spear Street, 3rd Floor, San Francisco, California 94105 or contact our Corporate Secretary at (415) 543-3470. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

C. Patrick Machado

Secretary

April 30, 2009

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Corporate Secretary, Medivation, Inc., 201 Spear Street, 3rd Floor, San Francisco, California 94105.

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIVATION, INC.

June 26, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The annual report, notice of meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/58501N
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20530000000000000000 7	062609

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. To elect the directors named below to hold office until the next Annual Meeting and until their successors are duly elected and qualified.			2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Daniel D. Adams O Gregory H. Bailey, M.D. O Kim D. Blickenstaff O David T. Hung, M.D. O W. Anthony Vernon		The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR ALL NOMINEES” for Proposal 1 and “FOR” Proposal 2. If any other matters are properly brought before the meeting, the persons named on this proxy will vote those matters in accordance with their best judgment.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		THANK YOU FOR VOTING

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

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PROXY FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

MEDIVATION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEDIVATION, INC.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2009 Annual Meeting of Stockholders to be held June 26, 2009 and the proxy statement, and appoints C. Patrick Machado and David T. Hung, M.D., and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Medivation, Inc. held by the undersigned on April 29, 2009 that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held on June 26, 2009 at 9:00 a.m. Pacific time, and at any adjournment(s) or postponement(s) thereof in the manner set forth on the reverse side.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no direction is made, this proxy card will be voted FOR election of all the nominees listed in proposal 1, and FOR proposal 2.

(Continued and to be voted on the reverse side)
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